Exhibit 99

For immediate release

Contact:  John K. Lines, Senior VP and General Counsel

Phone:  (615) 890-2020

NHC Announces Settlements in Nonprofit Lawsuits

MURFREESBORO, Tenn. -- National Health Investors, Inc., (NYSE:NHI), National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA),  the  court-appointed Receiver for  two Tennessee nonprofits, SeniorTrust of Florida, Inc., ("SeniorTrust") and ElderTrust of Florida, Inc., ("ElderTrust), and the Tennessee Attorney General announced today that they have agreed to resolve a long-standing dispute that has been the subject of litigation. The resolution of the litigation, together with the Receiver's sale of 14 nursing homes and liquidation of the nonprofits' assets, will ultimately result in approximately $40M for charitable purposes in Tennessee.

The Tennessee Attorney General had previously asked the Davidson County Chancery Court to place both of these nonprofits in receivership. The Receiver subsequently filed suit against National Health Investors, Inc. ("NHI") and National HealthCare Corporation ("NHC").

NHI helped to establish SeniorTrust and ElderTrust, two Tennessee 501(c)(3) nonprofit corporations, in 2000.  Between 2001 and 2004, NHI sold a group of skilled nursing facilities in Missouri and Kansas to SeniorTrust and a group of skilled nursing facilities in Massachusetts and New Hampshire to ElderTrust.  The Receiver's primary dispute with NHI concerned the financial terms on which NHI had sold and financed the purchase of the facilities to the nonprofits.

In 2007, NHC acquired the lease of a long-term care facility in Chattanooga, Tennessee, known as Standifer Place from SeniorTrust. The Receiver's primary dispute with NHC concerned the financial terms on which NHC acquired the lease.

The Receiver for SeniorTrust and ElderTrust claimed that the financial terms of the various transactions with NHI and NHC were unfair to the nonprofits, a claim NHI and NHC disputed.

As part of the negotiated resolution, NHI will discount amounts it claims remain due from SeniorTrust and ElderTrust.  SeniorTrust and ElderTrust will pay those discounted amounts, and NHI will acquire ElderTrust's skilled nursing facilities in Massachusetts and New Hampshire.

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NHC has managed the skilled nursing facilities owned by SeniorTrust and ElderTrust since the facilities were acquired from NHI.  As part of the negotiated resolution, NHC paid additional amounts to resolve the Receiver's claims.  As a result of the settlement, NHC also has agreed to lease from NHI the seven skilled nursing facilities in Massachusetts and New Hampshire which were formerly owned by ElderTrust.

The Office of the Tennessee Attorney General, which oversees Tennessee nonprofits, expressed satisfaction with the settlement of these disputes, which is subject to approval by the court in which the receiverships are pending.  “We believe this settlement is in the best interest of the public and upholds the appropriate use of Tennessee charities.” said Attorney General Bob Cooper. “The Court will ultimately determine how these funds can be used for charitable purposes, and the Office of the Attorney General will seek and welcome public input in that process.”

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 73 long-term health care centers with 9,221 beds.  NHC affiliates also operate 36 homecare programs, six independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.